UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 2, 2017

RACKWISE, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54519	27-0997534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2365 Iron Point Road, Suite 190 Folsom, CA 95630 (Address of Principal Executive Offices)

Registrant's telephone number, including area code: (916) 952-5174

(Former name or former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On February 17, 2017, certain individuals purportedly representing Rackwise, Inc. (the "Company") filed a Form 8-K (the "2/17/17 Form 8-K") indicating that two additional Directors had been appointed to the Company's Board of Directors on February 2, 2017 and that these appointments were ratified and certain other actions were approved at a Board meeting held on February 3, 2017. According to the 2/17/17 Form 8-K this Special Board Meeting was called by Michael Feinberg and John Kyees, both Directors of the Company, pursuant to §4.4(iii) of the Company's Bylaws which permits a Special Board meeting to be called by any two Directors.

Subsequent to the filing of the 2/17/17 Form 8-K, it has come to the Company's attention that Mr. Kyees denies ever having agreed to call a Special Board meeting and only attended such Board meeting after being summoned to do so.

In light of the above, it is the contention of Guy Archbold, President and CEO of the Company, that the Board Meeting held on February 3, 2017 was not duly called since only one Director agreed to call such Special Meeting. Furthermore, Mr. Archbold contends that since the Special Board meeting held on February 3, 2017 was not called in accordance with §4.4(iii) of the Company's Bylaws, any action taken at such alleged Special Board meeting is null and void. Lastly, neither Directors Sherman Henderson or Guy Archbold were notified of the meeting and were not present for the purpose of establishing a quorum which, pursuant to §4.7 of the Company's Bylaws, requires a majority of the Board to be present in order to establish a quorum of the Board, without which, no valid Board action can be taken.

As a result, it is Mr. Archbold's position that the purported appointments of Patrick Imeson and Bart Richert to the Company's Board were invalid because they were not approved at a validly called Board meeting. In addition, even if the Special Meeting had been validly called, such purported meeting lacked a quorum of the Board necessary to take Board actions and, as a result, such appointments lacked the majority approval of the existing Board which currently requires the affirmative vote of three of the four Directors. However, as previously stated, only two Directors were present at the purported Board meeting as Directors Henderson and Archbold were never notified of nor attended this purported Board meeting. Consequently, it is Mr. Archbold's position that the current Company Board of Directors remains as previously constituted, consisting of Guy Archbold, Sherman Henderson, John Kyees and Michael Feinberg and will remain so until a duly called and convened Special Board meeting or shareholder meeting is held to determine otherwise.

Mr. Archbold further contends that due to the invalidity of the February 3, 2017 Board meeting, the purported action by the Board to remove him as President and Chief Executive Officer of the Company is likewise null and void as discussed above. Consequently, Mr. Archbold contends that he remains as the President and CEO of the Company and will remain so until a duly called and convened Special Board meeting is held to determine otherwise.

Finally, Mr. Archbold maintains that the purported appointment of Mr. Imeson as the "Interim Chief Restructuring Officer" of the Company is likewise null and void as action taken at an invalid Board Meeting.

Mr. Archbold also announced that David "Dadi" Perlmetter would be assisting the Company as a Special Advisor to the Board of Directors in the areas of capital restructuring of the Company.  Mr. Perlmutter currently serves as the Founder and General Managing Partner of Eucalyptus Growth Capital. Prior to establishing Eucalyptus Growth Capital, he served at Intel Corporation for 29 years, most recently as the Chief Product Officer and Executive Vice President at Intel Corp. from January, 2012 to February 20, 2014 and December, 2007 to February 20, 2014, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2017	RACKWISE, INC.

	By:	/s/ Guy Archbold
Guy A. Archbold, Chief Executive Officer